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                                                                     EXHIBIT 5.1


              [PAUL, WEISS, RIFKIND, WHARTON & GARRISON LETTERHEAD]






                                           November 29, 2001




Carnival Corporation
3655 N.W. 87th Avenue
Miami, FL 33178-2428

                       REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Carnival Corporation (the "Issuer"), a Panama corporation, with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested to render our opinion as to the legality of the securities being registered. The Registration Statement relates to the registration under the Act of the sale of (i) $1,051,175,000 aggregate principal amount at maturity of the Issuer's Liquid Yield Option Notes due 2021 (the "LYONs") and held by certain securityholders, and (ii) 17,446,000 shares (the "Shares") of the Company's Common Stock issuable upon conversion of the LYONs held by these selling securityholders, plus such additional indeterminate number of shares as may become issuable upon conversion of the LYONs by reason of adjustment to the conversion price in certain circumstances. The LYONs were issued under a Second Supplemental Indenture (the "Second Supplemental Indenture"), dated as of October 24, 2001, between the Issuer and the U.S. Bank Trust National Association, as trustee (the "Trustee") and an Indenture (the "Indenture"), dated as of April 25, 2001, between the Issuer and the Trustee. Capitalized terms used and not otherwise defined in this letter have the respective meanings given those terms in the Registration Statement.


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Carnival Corporation                                                         2


         In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

         (i)   the Registration Statement;

         (ii)  the Second Supplemental Indenture;

         (iii) the Indenture;

         (iv)  the LYONs; and

         (v) the Registration Rights Agreement, dated as of October 24, 2001, among the Issuer and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the initial purchaser (the "Initial Purchaser") (the "Registration Rights Agreement").

In addition, we have examined such other certificates, agreements and documents that we deemed relevant and necessary as a basis for our opinion.

         In our examination of the documents referred to above, and in rendering our opinion, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents and the authenticity of all the latter documents, (iv) that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete and (v) the legal capacity of all individuals who have executed any of the documents which we examined. We have relied as to matters of fact upon certificates of officers of the Issuer.

         We have also assumed that (i) the Issuer is validly existing and in good standing under the laws of the Republic of Panama, (ii) that the Issuer has all necessary corporate power and authority to enter into and perform its obligations under the Registration Rights Agreement, the Indenture and the Second Supplemental Indenture and the LYONs, (iii) that the Indenture and the Second Supplemental Indenture, the Registration Rights Agreement and the LYONs have been duly executed and delivered by the parties thereto, (iv) that the execution, delivery and performance by the Issuer of the Indenture and the Second Supplemental Indenture, the Registration Rights Agreement and the LYONs have been duly authorized by all necessary corporate action and do not violate the Issuer's organizational documents or the laws of Panama, (v) that the Indenture and the Second Supplemental Indenture are valid and binding obligations of the Trustee under the laws of its jurisdiction of incorporation and the State of New York, and of the Issuer under the laws of the Republic of Panama, and (vi) that the Registration Rights Agreement is a valid and binding agreement of the Initial Purchaser under the


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Carnival Corporation                                                          3

laws of its jurisdiction of incorporation and the State of New York, and of the Issuer under the laws of the Republic of Panama.

         Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we are of the opinion that the LYONs are valid and binding obligations of the Issuer under the laws of the State of New York, enforceable against the Issuer in accordance with their terms.

         Our opinion is subject to the qualification that the enforceability of the Indenture and the Second Supplemental Indenture, the Registration Rights Agreement and the LYONs may be (i) subject to bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

         The opinion expressed above is limited to the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under them, which are currently in effect.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                       Very truly yours,



                           /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           PAUL, WEISS, RIFKIND, WHARTON & GARRISON